Exhibit 99.2

       First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc.
              Receive Shareholder Approvals to Proceed with Merger

(Lockport and Hudson, N.Y.)-- September 28, 2005-- First Niagara Financial Group, Inc. (Nasdaq: FNFG) and Hudson River Bancorp, Inc. (Nasdaq: HRBT) announced today that they have both received shareholder approvals to proceed with their merger. Of the total votes cast, 99% of First Niagara shareholders and 87% of Hudson River shareholders supported the transaction.

"With the shareholder approvals in place, and our integration teams hard at work, we are on course to complete our acquisition of Hudson River in January 2005 as originally announced," stated First Niagara Financial Group, Inc. President and CEO Paul J. Kolkmeyer. "We look forward to continuing the extraordinary level of service that Hudson River customers have come to expect and creating further value for new and existing First Niagara shareholders. We thank everyone for their support and continued confidence in First Niagara."

Commenting on the vote, Carl A. Florio President and CEO of Hudson River stated, "I am pleased the Hudson shareholders voted overwhelmingly to approve the merger with First Niagara. Hudson and First Niagara are two strong organizations with successful track records. I look forward to contributing to the success of the combined organization."

Under the terms of the Agreement, Hudson River stockholders will be entitled to elect to receive merger consideration in shares of First Niagara stock, cash, or a combination of stock and cash. The aggregate merger consideration is comprised of approximately 35.7 million shares of First Niagara common stock and approximately $125.0 million in cash. The actual value of the merger consideration to be paid upon closing will depend on the average stock price for First Niagara just prior to the completion of the merger. The acquisition is still subject to the approval of bank regulatory authorities.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $5.0 billion and deposits of $3.3 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 71 banking centers, a loan production office, several financial services subsidiaries, and 95 ATMs throughout upstate New York. On April 2, 2004 the Company announced its intentions to acquire Hudson River Bancorp a $2.6 billion asset bank.

Hudson River Bancorp, headquartered in Hudson, New York, is the holding company for Hudson River Bank & Trust Company and the Hudson River Commercial Bank. Founded in 1850, Hudson River Bank and Trust is a full-service financial services company and one of the leading community banks in New York's Capital Region with 49 branch offices.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. These forward- looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies;
(6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
Paul J. Kolkmeyer...........................     President and CEO
John R. Koelmel.............................     Executive Vice President  and CFO
Christopher J. Thome........................     Reporting and Investor Relations Manager
                                                 (716) 625-7645
                                                 chris.thome@fnfg.com

Leslie G. Garrity...........................     Public Relations and Corporate Communications Manager
                                                 (716) 625-7528
                                                 leslie.garrity@fnfg.com

Hudson River Bancorp Officer Contacts
Carl A. Florio..............................     President and CEO
Timothy E. Blow.............................     Chief Financial Officer
                                                 (518) 828-4600 ext.4351
                                                 tblow@hudsonriverbank.com


Corporate Information
First Niagara Financial Group, Inc.              Hudson River Bancorp, Inc
6950 South Transit Road                          One Hudson City Centre
P.O. Box 514                                     Hudson, New York
Lockport, New York 14095-0514                    Telephone (800) 724-2476
Telephone (800) 201-6621                         www.hudsonriverbank.com
www.fnfg.com